Press Contact: Tom Rodak Marketing and Communications Manager (765) 771-5535	Investor Relations: (765) 771-5310
FOR IMMEDIATE RELEASE
Wabash National Corporation Announces Update on First Quarter Unit Volume
LAFAYETTE, Ind. — March 16, 2007 — Wabash National Corporation (NYSE: WNC) today announced that it expects first quarter 2007 trailer sales of approximately 10,800 units or approximately 1,000 units less than the 2006 first quarter. First quarter 2007 sales include approximately 1,200 platform trailer units sold by Transcraft, which was acquired on March 3, 2006. The decrease from the prior year reflects shipping delays related to inclement weather in the Midwest during February and an increase in the number of units awaiting customer pickup, which we believe are a result of softness in the transportation sector.
Commenting, Dick Giromini, President and Chief Executive Officer, stated, “Other than delays getting equipment delivered to, or picked up by, customers and the impact of the weather on operations, we are generally pleased with the progress being made on attaining our goals for 2007. Quote and order activity remains in line with expectation and we remain confident in our ability to maintain price increases and deliver 52,000 units this year. Our manufacturing operations continue to register improvements in process yield and productivity. Van trailer production in Q1 is on plan and expected to exceed 11,000 units.”
Headquartered in Lafayette, Ind., Wabash National® Corporation (NYSE: WNC) is one of the leading manufacturers of semi trailers in North America. Established in 1985, the company specializes in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, and intermodal equipment. Its innovative core products are sold under the DuraPlate®, ArcticLite®, and Eagle® brand names. The company operates two wholly owned subsidiaries: Transcraft Corporation, a manufacturer of flatbed and drop deck trailers; and Wabash National Trailer Centers, a retail distributor of new and used trailers and aftermarket parts throughout the U.S. and Canada.
This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include increased competition, reliance on certain customers and corporate partnerships, shortages and costs of raw materials, continued improvements in our manufacturing capacity and cost containment, and dependence on industry trends. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.
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